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EX-99.i.i

November 13, 2026

Dimensional Funds Trust

6300 Bee Cave Road, Building One

Austin, Texas 78746

Re: Legal Opinion - Securities Act of 1933

Ladies and Gentlemen:

We have examined the Agreement and Declaration of Trust (the “Declaration of Trust”) of Dimensional Funds Trust (the “Trust”), a series statutory trust organized under the Delaware Statutory Trust Act, the By-Laws of the Trust, and the various pertinent corporate proceedings that we deem material. We have also examined the Notification of Registration and the Registration Statements filed on behalf of the Trust under the Investment Company Act of 1940, as amended (the “Investment Company Act”) and the Securities Act of 1933, as amended (the “Securities Act”), all as amended to date, as well as other items we deem material to this opinion.

The Trust is authorized by its Declaration of Trust to issue an unlimited number of shares of beneficial interest, each without a par value. The Trust is currently authorized by its Declaration of Trust to issue shares of the series designated as the Dimensional US Core Equity Market Portfolio and the Dimensional US Equity Market Portfolio.

The Declaration of Trust designates, or authorizes the Trustees to designate, one or more series or classes of shares of the Trust, and allocates, or authorizes the Trustees to allocate, shares of beneficial interest to each such series or class. The Declaration of Trust also empowers the Trustees to designate any additional series or classes and allocate shares to such series or classes.

The Trust has filed with the U.S. Securities and Exchange Commission, a registration statement under the Securities Act, which, upon effectiveness, will be deemed to register an indefinite number of shares of the Trust pursuant to the provisions of Section 24(f) of the Investment Company Act. You have further advised us that the Trust will timely file a Notice pursuant to Rule 24f-2 under the Investment Company Act perfecting the registration of the shares sold by the series of the Trust during each fiscal year during which such registration of an indefinite number of shares remains in effect. You have also informed us that the shares of the Trust will be issued and paid for upon the terms provided in the Trust’s registration statement.

Based upon the foregoing information and examination, so long as the Trust remains a valid and subsisting entity under the laws of its state of organization, and so long as the registration of an indefinite number of shares of the Trust becomes and remains effective, the authorized shares of the Trust when issued for the consideration set by the Board pursuant to the Declaration of Trust, and subject to compliance with Rule 24f-2, will be legally outstanding, fully-paid, and non-assessable

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shares, and the holders of such shares will have all the rights provided for with respect to such holding by the Declaration of Trust and the laws of the State of Delaware.

We hereby consent to the use of this opinion, in lieu of any other, as an exhibit to the Registration Statement of the Trust, along with any amendments thereto, covering the registration of the shares of the Trust under the Securities Act and the applications, registration statements or notice filings, and amendments thereto, filed in accordance with the securities laws of the states in which shares of the Trust are offered, and we further consent to reference in the registration statement of the Trust to the fact that this opinion concerning the legality of the issue has been rendered by us.

 Very truly yours,

 /s/ STRADLEY RONON STEVENS & YOUNG, LLP

 STRADLEY RONON STEVENS & YOUNG, LLP